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                                                                       EXHIBIT 5

                  OPINION OF SQUIRE, SANDERS & DEMPSEY L.L.P.,
                              COUNSEL TO REGISTRANT

June 3, 2003

Core Molding Technologies, Inc.
800 Manor Park Drive
Columbus, Ohio  43228

Dear Sirs:

         We have acted as counsel to Core Molding Technologies, Inc. (the "Company") in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission. The Registration Statement relates to the offering of up to 1,500,000 additional shares of Common Stock, $0.01 par value per share, of the Company (the "Shares") pursuant to Core Molding Technologies, Inc. Amended and Restated Long-Term Equity Incentive Plan (the "Plan").

         In connection with the transactions described herein, we have examined such corporate records and other documents and certificates of public officials as we have deemed necessary in order for us to render the opinion set forth below.

         Based upon the foregoing, we are of the opinion that:

         The Shares to be issued under the Plan have been duly authorized, and will be, when issued, delivered and paid for upon exercise of options granted under the Plan in accordance with their respective terms, legally issued, fully-paid and non-assessable.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                         Very truly yours,

                                         /s/ Squire, Sanders & Dempsey L.L.P.

                                         Squire, Sanders & Dempsey L.L.P.

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